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                                                                    EXHIBIT 16.1

                            UNITED STATES OF AMERICA

                                     BEFORE

              THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                                WASHINGTON, D.C.

                     OHIO DIVISION OF FINANCIAL INSTITUTIONS
                                 COLUMBUS, OHIO

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                                                    )
Written Agreement by and among             )
                                                    )
SECURITY DOLLAR BANK                       )          Docket No. 00-006-WA/RB-SM
Niles, Ohio                                         )
                                                    )
FEDERAL RESERVE BANK OF CLEVELAND          )
Cleveland, Ohio                            )
                                                    )
and                                                 )
                                                    )
OHIO DIVISION OF                           )
FINANCIAL INSTITUTIONS                     )
Columbus, Ohio                             )
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         WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of the Security Dollar Bank, Niles, Ohio (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, the Bank, the Federal Reserve Bank of Cleveland (the "Reserve Bank"), and the Ohio Division of Financial Institutions (the "Division") have mutually agreed to enter into this Written Agreement (the "Agreement");

         WHEREAS, this Agreement is being executed in accordance with the Rules Regarding Delegation of Authority of the Board of Governors of the Federal Reserve System (the "Board of Governors"), specifically 12 C.F.R. 265.11(a)(15), and the Reserve Bank has received the prior approval of the Director of the Division of Banking Supervision and Regulation (the "Director") and the General Counsel of the Board of Governors to enter into this Agreement with the Bank;


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         WHEREAS, this Agreement is being executed in accordance with Chapter
1121 of the Ohio Revised Code, and the Deputy Superintendent for Banks is acting under his own authority and on behalf of the Superintendent and the Division in entering this Agreement; and

         WHEREAS, on March 17, 2000, the board of directors of the Bank, at a duly constituted meeting, adopted a resolution authorizing and directing Christopher J. Shaker to enter into this Agreement on behalf of the Bank and consented to compliance with each and every provision of this Agreement by the Bank and its institution-affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. 1813(u)).

         NOW, THEREFORE, before the taking of any testimony or adjudication of, or finding on any issue of fact or law herein, and without this Agreement constituting an admission of any allegation made or implied by the Board of Governors, the Reserve Bank, or the Division, and solely for the purposes of settling this matter without further proceedings, the Bank, the Reserve Bank, and the Division hereby agree as follows:


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         1. (a) Within 20 days of this Agreement, the Bank's board of directors shall engage an outside consultant to conduct an independent review of the Bank's internal controls, such consultant and scope of review to be acceptable to the Reserve Bank and the Division. The consultant shall prepare and submit to the Bank's board of directors a written report of findings and recommendations to strengthen the Bank's internal controls. The review shall, at a minimum, address, consider, and include the following: (i) dual controls and segregation of employee duties; (ii) account reconcilements for the Bank's general ledger accounts; (iii) monitoring and tracking systems to ensure that employees are following established internal controls and procedures; (iv) the accurate preparation, including supporting schedules, of the Bank's Report of Condition and Income; (v) restrictions on access to the Bank's computer systems; and, (vi) procedures for timely reporting suspected criminal activity.

            (b) The engagement letter shall provide that the consultant's written report required by paragraph 1(a) hereof will be provided to the Bank's board of directors within 45 days of the engagement. Within 30 days of receipt of the consultant's written report, the Bank's board of directors shall submit an acceptable written plan to the Reserve Bank and the Division describing specific actions that the board of directors proposes to take in order to strengthen the Bank's internal controls. The plan shall fully address the consultant's findings and recommendations. A copy of the consultant's written report shall also be forwarded to the Reserve Bank and the Division.


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         2. Within 60 days of this Agreement, the Bank's board of directors shall submit to the Reserve Bank and the Division a written plan to implement adequate board oversight programs. The plan shall include the programs that the board of directors intends to implement in order to establish and maintain effective control over and supervision of the Bank's senior management, major operations, and activities, and, shall, at a minimum, address, consider, and include the following:

            (a) The operating and lending functions;

            (b) liquidity and interest rate risk positions;

            (c) internal controls and recordkeeping procedures;

            (d) an independent and effective internal audit function;

            (e) an effective risk management function;

            (f) an assessment of the management structure and development of written duties and responsibilities for all management positions;

            (g) capital levels and operating performance; and

            (h) the form and content of periodic reports to the board of directors to provide the board of directors with sufficient information to assess compliance by the Bank's management with the Bank's written plans, policies, procedures, and programs.


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         3. Within 60 days of this Agreement, the Bank shall submit to the
Reserve Bank and the Division acceptable written loan policies and procedures. The policies and procedures shall, at a minimum, address, consider, and include the following:

            (a) Underwriting standards that emphasize the importance of cash flow analysis of the borrower rather than collateral-based lending and ensure that comprehensive financial statements, tax returns, and other financial data indicating the borrower's capacity to repay the loan are current at the time that the loan is extended, and are regularly updated during the period that the loan remains outstanding;

            (b) the nature and extent of the credit analysis to be performed on all loans, including requirements for complete credit and cash flow analysis to permit full assessment of the borrower's financial capacity to meet the terms of the credit extended;

            (c) written documentation and reporting of loans that constitute exceptions to the loan policy and appropriate assessment of the exceptions by the Bank's internal risk evaluation process;

            (d) procedures on disbursement of loan proceeds and the documentation of such disbursements; and

            (e) written workout plans for all commercial and commercial real estate credit relationships exceeding $100,000 in the aggregate.

         4. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division acceptable written loan review procedures. The loan review procedures shall be designed to identify and categorize problem credits and to assess the overall quality of the Bank's loan portfolio. These procedures shall, at a minimum, address, consider, and include the following:


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                  (a) The requirements outlined in Attachment I of the
Interagency Policy Statement on the Allowance of Loans and Lease Losses, issued December 21, 1993, addressing the minimum requirements relating to "Loan Review Systems" and "Credit Grading Systems";

                  (b) the designation of the individuals who will be responsible for determining loan grades, including a detailed description of their responsibilities and reporting structure;

                  (c) a description of the risk grades to be assigned to each loan;


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            (d) a description of the type of loans to be graded and the frequency of loan grading;

            (e) procedures to confirm the accuracy of all assigned risk grades;

            (f) the development of an adequate internal loan review grading report;

            (g) criteria for placing loans on the Bank's watch list;

            (h) for each loan identified as a watch list loan, a written statement, maintained in the appropriate credit file, of the reason(s) why such loan merits special attention; and

            (i) periodic reports to the Bank's board of directors of the risk rating of loans and the action(s) taken by management to improve the Bank's position on each loan adversely graded and/or on the watch list.

         5. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division acceptable revised written asset/liability management policies designed to improve management of the Bank's liquidity and sensitivity to market risk.


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            (b) The revised policy regarding sensitivity to market risk shall, at a minimum, address, consider, and include the following: (i) identification of responsible individuals for measuring, monitoring and controlling interest rate sensitivity; (ii) maintenance of documentation to support the validity and accuracy of assumptions used in measuring interest rate risk; (iii) parameters for controlling interest rate risk based on capital levels, earnings performance, and the risk tolerance of the Bank; and (iv) action plans to reduce potential interest rate risk in the event that rate sensitivity results fall outside approved limits.

            (c) The revised policy regarding liquidity shall, at a minimum, address, consider, and include the following: (i) appropriate standards for volume, mix and maturity of the Bank's loans, investments, deposits, and alternative funding sources; (ii) tracking fluctuations in deposit activity by type of deposit; (iii) monitoring the level of time deposits over specific time periods; (iv) monitoring the volume of loan commitments to be funded over specific time periods; (v) documenting causes for deposit fluctuation; and (vi) a contingency funding plan.

            (d) The Bank's Asset/Liability Committee (the "ALCO") shall review, on a monthly basis, all asset/liability management decisions made by the Bank's management, paying particular attention to whether each decision was made in accordance with the approved policies. All exceptions to the policies shall be documented by the ALCO as to the reason for the exceptions and the continuance of the exceptions, taking into account the Bank's overall goals and strategies. The ALCO shall maintain full and complete minutes of its actions and shall


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provide monthly written reports to the board of directors to enable the board to make informed decisions regarding the Bank's management of market risk and liquidity.

         6. Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written conflicts of interest policy that shall apply to all employees of the Bank, including officers and directors, and that is fully consistent with applicable federal and state law. The policy, at a minimum, shall address: (i) the employees' responsibilities for conducting their business affairs so as to avoid conflicts of interest with the Bank; and
(ii) the permissibility and reporting of loans, investments, or other business relationships between employees and Bank customers.

         7. (a) Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division a written annual budget for the Bank for the remainder of fiscal year 2000. The budget shall, at a minimum, provide for: (i) monthly estimates of all material income and expense items; (ii) the establishment of a review process to monitor the actual income, expenses and net cash flow of the Bank in comparison to budgetary projections; and (iii) the revision of the projected financial statements, to be submitted to the Reserve Bank and the Division by July 30, 2000.

            (b) A written budget for each calendar year subsequent to 2000 shall be submitted to the Reserve Bank and the Division at least one month prior to the beginning of that calendar year. The budget shall, at a minimum, provide for: (i) monthly estimates of all significant income and expense items; and (ii) projected financial statements, including projected cash flow statements and year-end balance sheet and income statements for the Bank.

            (c) The board of directors shall review the Bank's actual performance in comparison to each monthly budgetary projection, as well as the revised forecasts, at a meeting within 30 days after the end of each month.


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         8. The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director, and the Division. Requests for approval shall be received by the Reserve Bank and the Division at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on earnings, cash flow, capital levels and asset quality of the Bank.

         9. The Bank shall immediately take all necessary steps consistent with sound banking practices to eliminate and /or correct all violations of laws and regulations noted in the Report of Examination of the Bank, dated November 8, 1999.

         10. The plans, policies, procedures, and scope of review required by paragraphs 1(a), 3, 4, 5, and 6 hereof shall be submitted to the Reserve Bank and the Division for review and approval. Acceptable plans, policies, procedures, and an acceptable scope of review shall be submitted to the Reserve Bank and the Division within the time periods set forth in this Agreement. The Bank shall adopt all approved plans, policies, and procedures and the approved scope of review within 10 days of approval by the Reserve Bank and the Division and then shall fully comply with them. During the term of this Agreement, the Bank shall not amend or rescind the approved plans, policies, and procedures and the approved scope of review without the prior written approval of the Reserve Bank and the Division.

         11. Within 30 days after the end of each calendar quarter (June 30, September 30, December 31 and March 31) following the date of this Agreement, the Bank shall furnish to the Reserve Bank and the Division written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof. Such reports may be discontinued when the corrections required by this Agreement have been accomplished and the Reserve Bank and the Division have, in writing, released the Bank from making further reports.


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         12. All communications regarding this Agreement shall be sent to:

             (a)      R. Chris Moore
                      Senior Vice President
                      Federal Reserve Bank of Cleveland
                      East 6th & Superior
                      P.O. Box 6387
                      Cleveland, Ohio  44101-1387

             (b)      David A. Arnold
                      Deputy Superintendent for Banks
                      Ohio Division of Financial Institutions
                      77 South High Street, 21st Floor
                      Columbus, Ohio 43266-0121



             (c)      James Bess
                      President and Chief Executive Officer
                      Security Dollar Bank
                      1 South Main Street
                      Niles, Ohio 44446


         13. The provisions of this Agreement shall be binding upon the Bank and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

         14. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank and the Division.

         15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank and Division may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

         16. The provisions of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, the Division or any other federal or state agency or department from taking any other action affecting the Bank or any of its current or former institution-affiliated parties.


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         17. This Agreement is a "written agreement" for the purposes of section
8 of the FDI Act (12 U.S.C. 1818).

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17th day of March, 2000.

Security Dollar Bank                           Federal Reserve Bank
                                               of Cleveland



By: /s/ Christopher J. Shaker                  By: /s/ R. Chris Moore
   ---------------------------                     -----------------------
                                                   R. Chris Moore
                                                   Senior Vice President


                                                   Ohio Division of
                                                   Financial Institutions



                                               By: /s/ David A. Arnold
                                                   -----------------------
                                                   David A. Arnold
                                                   Deputy Superintendent
                                                   for Banks





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         The undersigned directors of the Bank each acknowledges having read the foregoing Agreement and approves of the consent thereto by the Bank.

/s/ James Bess                              /s/ Robert I. Griffith, Jr.
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James Bess                                    Robert I. Griffith, Jr.


                                            /s/ Robert J. McClurkin
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Glenn E. Griffiths                              Robert J. McClurkin


/s/ Peter P. Rossi, Jr.                     /s/ Christopher J. Shaker
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Peter P. Rossi, Jr.                            Christopher J. Shaker




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